Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG FOURTH QUARTER RESULTS

•    Global THV Sales Grew 73 Percent Driven by U.S. Launch

•    Performance Across All Product Lines Lifted Results

•    GAAP EPS Reduced by Special Items of $0.13

IRVINE, Calif., February 4, 2013 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended December 31, 2012, of $91.1million, or $0.77 per diluted share, compared to net income of $63.1 million, or $0.53 per diluted share, for the same period in 2011.

During the quarter, the company recorded a global realignment pretax charge of $9.0 million, primarily related to severance costs.  Additionally, in its non-GAAP results for the quarter, the company included an $8.4 million tax benefit, which represents the portion of the recently renewed Federal research and development (R&D) tax credit that is retroactive to the beginning of 2012.  In the quarter ending March 31, 2013, the company will record the 2012 tax credit as required, but will exclude it from non-GAAP results.  The impact of these special items was $0.13 per diluted share.

Adjusting for special items from both periods detailed in the reconciliation table below, fourth quarter diluted earnings per share were $0.90, compared to $0.62 in the prior year quarter, an increase of 45.2 percent.

Fourth quarter net sales increased 18.7 percent to $510.5 million compared to the same period last year.  Sales growth excluding the impact of foreign exchange was 21.2 percent.

“Our fourth quarter capped a year of significant progress as we introduced our innovative SAPIEN technology to the U.S.,” said Michael A. Mussallem, chairman and CEO.  “We are very proud that more than 5,000 patients in the U.S. have been treated with our transcatheter valves since launch, and we are aggressively investing to expand the availability of this important therapy.  In spite of a difficult economic environment, underlying(1) sales were up 16 percent in 2012 driven by a strong finish in each of our product lines.”

Sales Results

For the fourth quarter, the company reported Surgical Heart Valve Therapy product group sales of $197.7 million, which included $29.1 million of cardiac surgery systems sales. Sales grew 3.8 percent over the fourth quarter last year, or 5.5 percent excluding the impact of foreign exchange. Growth outside the U.S. was 4.0 percent, or 7.2 percent excluding the impact of foreign exchange, while sales in the U.S. grew 3.5 percent.

Sales of transcatheter heart valves (THV) were $161.0 million for the quarter, a 72.8 percent growth over the fourth quarter last year, or 77.2 percent excluding the impact of foreign exchange.  These results were driven by the ongoing U.S. launch of the SAPIEN valve, with total U.S. THV sales of $80.7 million. Outside the U.S., sales grew by 5.5 percent, or 10.0 percent excluding the impact of foreign exchange.

“We continue to expect underlying transcatheter heart valve sales to grow 30 to 45 percent in 2013.  This would result in global sales of $710 million to $790 million, which includes $390 million to $440 million of sales in the U.S.,” Mussallem said.

Critical Care product group sales were $151.8 million for the quarter, including vascular sales of $13.8 million. Critical care sales were $138.0 million, representing growth of 3.5 percent, or 6.0 percent excluding the impact of foreign exchange. Growth was driven primarily by advanced monitoring products in Japan and the U.S.

Domestic and international sales for the fourth quarter were $224.9 million and $285.6 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 75.4 percent, compared to 72.2 percent in the same period last year.  This improvement was driven primarily by a more profitable product mix and the impact from foreign exchange.

Selling, general and administrative expenses were $177.9 million for the quarter, or 34.8 percent of sales, compared to $163.4 million, or 38.0 percent of sales, in the same period last year.  The increase in expenses was driven primarily by U.S. transcatheter launch-related investments.

Research and development for the quarter grew 23.4 percent to $74.9 million, or 14.7 percent of sales.  This increase was the result of additional investments in clinical studies and new product development efforts in all of the company’s product lines.

Free cash flow for the quarter was $70.6 million, defined as cash flow from operating activities of $126.4 million, less capital spending of $55.8 million.

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Cash and cash equivalents and short-term investments were $521.4 million at the end of the quarter. Total debt at December 31, 2012, was $189.3 million.

During the quarter, the company repurchased approximately 2.1 million shares of common stock for $186.9 million.  At December 31, 2012, approximately $248 million was available for share repurchase under the company’s existing share repurchase authorization.

Twelve-Month Results

For the twelve months ended December 31, 2012, the company recorded net income of $293.2 million, or $2.48 per diluted share, compared to $236.7 million, or $1.98 per diluted share, for the same period in 2011.  On a non-GAAP basis, earnings per diluted share were $2.69, compared to $2.02, a 33.2 percent increase.

Net sales for the twelve months of 2012 increased 13.2 percent to $1.90 billion.  Underlying sales growth was 16.2 percent.

Domestic and international sales for the twelve months were $812.1million and $1,087.5 million, respectively.

Free cash flow for the year was $253.1 million, defined as cash flow from operating activities of $373.8 million, less capital spending of $120.7 million.

During 2012, the company repurchased approximately 4.0 million shares of common stock for $353.2 million.

Outlook

“We expect another exciting year for Edwards Lifesciences with continued strong sales growth, greater operating leverage, and progress on a number of important clinical milestones,” Mussallem said. “To strengthen our leadership position we plan to continue investing substantially in the development of transcatheter valves and other structural heart disease therapies, as well as in critical care technologies.  We believe our focused innovation strategy, together with our global presence and strong financial footing, uniquely position us to drive strong, sustainable growth, while we help treat additional patients.

“We continue to expect full year sales of $2.1 billion to $2.2 billion and earnings per diluted share, excluding special items, of $3.21 to $3.31,” said Mussallem.  “For the first quarter 2013, we project total sales of $505 million to $530 million and diluted earnings per share, excluding the $0.07 benefit from the 2012 R&D tax credit and any other special items, between $0.74 and $0.78.”

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About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring that enable them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 407869.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or ir.edwards.com. An archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem and the Company’s financial goals or expectations.  Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and extent of regulatory approvals, expanded indications and reimbursement levels for new products, particularly our transcatheter heart valves (THV); the ability of the Company to lead in the THV field; the Company’s success in developing new products and expanding its markets, creating new market opportunities for its products and avoiding manufacturing and quality issues; the impact of competitive products and currency exchange rates; the timing or results of pending or future clinical trials and pre-clinical milestones; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets, such as Europe; unexpected litigation results or expense; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, which are available at edwards.com.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.  The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and acquired products and foreign exchange fluctuations, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. R&D tax credit, which is required to be recorded in 2013.  Those results that exclude the impact of foreign exchange are also non-GAAP financial measures. Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share,

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net income and growth, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. 2013 guidance also excludes the benefit of the 2012 R&D tax credit. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, and SAPIEN are trademarks of Edwards Lifesciences Corporation.

(1)  “Underlying” amounts are non-GAAP items and in this press release exclude exchange fluctuations. See the reconciliation tables below.

# # #

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2012	2011	2012	2011

Net sales	$510.5	$430.2	$1,899.6	$1,678.6
Cost of goods sold	125.8	119.6	494.6	489.8

Gross profit	384.7	310.6	1,405.0	1,188.8

Selling, general and administrative expenses	177.9	163.4	705.3	642.4
Research and development expenses	74.9	60.7	291.3	246.3
Special charges	9.0	17.6	16.0	21.6
Interest income, net	—	—	(0.4)	(0.3)
Other expense (income), net	0.7	0.3	1.7	(4.8)

Income before provision for income taxes	122.2	68.6	391.1	283.6

Provision for income taxes	31.1	5.5	97.9	46.9

Net income	$91.1	$63.1	$293.2	$236.7

Earnings per share:
Basic	$0.79	$0.55	$2.55	$2.07
Diluted	$0.77	$0.53	$2.48	$1.98

Weighted-average common shares outstanding:
Basic	115.0	114.1	114.9	114.6
Diluted	117.8	118.1	118.3	119.4

Operating Statistics
As a percentage of net sales:
Gross profit	75.4%	72.2%	74.0%	70.8%
Selling, general and administrative expenses	34.8%	38.0%	37.1%	38.3%
Research and development expenses	14.7%	14.1%	15.3%	14.7%
Income before provision for income taxes	23.9%	15.9%	20.6%	16.9%
Net income	17.8%	14.7%	15.4%	14.1%

Effective tax rate	25.5%	8.0%	25.0%	16.5%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$310.9	$171.2
Short-term investments	210.5	279.3
Accounts and other receivables, net	347.5	320.7
Inventories, net	281.0	261.3
Deferred income taxes	43.4	43.9
Prepaid expenses	41.6	35.0
Other current assets	57.0	57.1
Total current assets	1,291.9	1,168.5

Long-term accounts receivable, net	9.9	24.6
Property, plant and equipment, net	373.3	304.3
Goodwill	384.7	349.8
Other intangible assets, net	67.0	66.9
Investments in unconsolidated affiliates	21.1	21.8
Deferred income taxes	47.3	20.0
Other assets	26.3	24.6

Total assets	$2,221.5	$1,980.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$347.4	$335.2

Long-term debt	189.3	150.4
Other long-term liabilities	205.5	157.0

Stockholders’ equity
Common stock	124.2	120.0
Additional paid-in capital	489.0	300.5
Retained earnings	1,653.9	1,360.7
Accumulated other comprehensive loss	(37.9)	(37.5)
Treasury stock, at cost	(749.9)	(405.8)
Total stockholders’ equity	1,479.3	1,337.9

Total liabilities and stockholders’ equity	$2,221.5	$1,980.5

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes discontinued and newly acquired products and foreign exchange fluctuations, and “excluding special items” or “adjusted for special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the research and development (“R&D”) tax credit, which will be required to be recorded in 2013.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, gross profit margin, selling, general and administrative expenses (“SG&A”), R&D, effective tax rate, net income and growth are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. The Company is not able to provide a reconciliation of projected earnings per share, gross profit margin, SG&A, R&D, effective tax rate, net income and growth guidance, excluding special charges, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Gross Profit - In the second quarter of 2012, the Company increased its non-GAAP gross profit by $8.1 million to exclude the impact of its voluntary recall of certain heart valves and Critical Care catheters. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the recall has been excluded from non-GAAP net income.

Special Charges - The Company incurred certain special charges in 2012 and 2011 related to the following:

1)             Worldwide realignment:  $9.0 million charge in the fourth quarter of 2012 and $5.5 million charge in the fourth quarter of 2011 related primarily to severance expenses associated with a global workforce realignment;

2)             Licensing of Intellectual Property:  $7.0 million charge in the second quarter of 2012 for the upfront licensing and royalty fees related to the licensing of intellectual property;

3)             European receivables reserve:  $8.8 million charge in the fourth quarter of 2011 and $4.0 million charge in the second quarter of 2011 to reflect the increased risk associated with the Company’s European sovereign debt receivables;

4)             Litigation settlement:  $3.3 million charge in the fourth quarter of 2011 for a litigation settlement.

Given the magnitude and unusual nature of these special charges relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income and earnings per share.

Provision For Income Taxes -  During the fourth quarter 2012, an $8.4 million income tax benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of 2012, was included in non-GAAP earnings and non-GAAP diluted earnings per share. During the first quarter of 2012, the Company recorded a $2.3 million tax benefit due to the remeasurement of its uncertain tax positions.  During the fourth quarter of 2011, the Company recorded a $4.0 million tax benefit due to the expiration of various statutes of limitations.  During the second and third quarters of 2011, the Company recorded a $2.5 million and $6.9 million tax benefit, respectively, related to a ruling made by tax authorities in Switzerland. Given the magnitude and unusual nature of the tax events relative to the periods presented, non-GAAP net income and earnings per share has been adjusted for these tax events.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP NET INCOME TABLE

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2012	2011	2012	2011

GAAP Net Income	$91.1	$63.1	$293.2	$236.7

Reconciling items: (A)

Gross profit
Recall of heart valves and catheters	—	—	8.1	—

Special charges
1) Worldwide realignment	9.0	5.5	9.0	5.5
2) Licensing of intellectual property	—	—	7.0	—
3) European receivables reserve	—	8.8	—	12.8
4) Litigation settlement	—	3.3	—	3.3
Total	9.0	17.6	16.0	21.6

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	(2.0)	(3.5)	(5.4)	(3.9)
Federal research and development tax credit(A)	8.4	—	8.4	—
Expiration of various statutes of limitations(A)	—	(4.0)	—	(4.0)
Remeasurement of uncertain tax position reserve	—	—	(2.3)	—
Tax rulings and settlements	—	—	—	(9.4)
Total	6.4	(7.5)	0.7	(17.3)

Non-GAAP Net Income	$106.5	$73.2	$318.0	$241.0

GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE TABLE

GAAP Diluted Earnings Per Share	$0.77	$0.53	$2.48	$1.98

Reconciling items: (A)(C)

Gross profit
Recall of heart valves and catheters	—	—	0.06	—

Special charges
1) Worldwide realignment	0.06	0.04	0.06	0.04
2) Licensing of intellectual property	—	—	0.04	—
3) European receivables reserve	—	0.07	—	0.10
4) Litigation settlement	—	0.02	—	0.02
Total	0.06	0.13	0.10	0.16

Provision for income taxes
Federal research and development tax credit(A)	0.07	—	0.07	—
Expiration of various statutes of limitations(A)	—	(0.04)	—	(0.04)
Remeasurement of uncertain tax position reserve	—	—	(0.02)	—
Tax rulings and settlements	—	—	—	(0.08)
Total	0.07	(0.04)	0.05	(0.12)

Non-GAAP Diluted Earnings Per Share	$0.90	$0.62	$2.69	$2.02

Note: Numbers may not calculate due to rounding.

(A)  See description of “Gross Profit,” “Special Charges” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(C)  All amounts are tax effected, calculated using the relevant tax jurisdictions’ statutory tax rates.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

GAAP TO NON-GAAP GROSS PROFIT TABLE

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

GAAP Gross Profit	75.4%	74.0%

Reconciling item: (A)

Recall of heart valves and catheters	—	0.4%

Non-GAAP Gross Profit	75.4%	74.4%

Note: Numbers may not calculate due to rounding.

(A)  See description of “Gross Profit”  on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Tax Rate

GAAP TO NON-GAAP TAX RATE TABLE

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

GAAP Tax Rate	25.5%	25.0%

Reconciling items: (A)

Gross profit
Recall of heart valves and catheters	—	(0.3)pts

Special charges
Worldwide realignment	(0.3)pts	(0.1)pts
Licensing of intellectual property	—	0.3pts

Provision for income taxes
Federal research and development tax credit	(6.4)pts	(2.0)pts
Remeasurement of uncertain tax position reserve	—	0.5pts

Non-GAAP Tax Rate	18.8%	23.4%

(A)  See description of “Gross Profit,” “Special Charges” and “Provision For Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

($ in millions)

					2011 Adjusted
Sales by Product Line (QTD)	4Q 2012	4Q 2011	Change	GAAP Growth Rate*	FX Impact	4Q 2011 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$168.6	$163.4	$5.2	3.2%	$(2.8)	$160.6	5.0%
Cardiac Surgery Systems	29.1	27.2	1.9	6.9%	(0.4)	26.8	8.4%
Total Surgical Heart Valve Therapy	197.7	190.6	7.1	3.8%	(3.2)	187.4	5.5%
Transcatheter Heart Valves	161.0	93.2	67.8	72.8%	(2.3)	90.9	77.2%
Critical Care	138.0	133.3	4.7	3.5%	(3.2)	130.1	6.0%
Vascular	13.8	13.1	0.7	4.8%	(0.2)	12.9	6.6%
Total Critical Care	151.8	146.4	5.4	3.6%	(3.4)	143.0	6.1%
Total Sales	$510.5	$430.2	$80.3	18.7%	$(8.9)	$421.3	21.2%

					2011 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2012	YTD 4Q 2011	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2011 Underlying Sales	Underlying Growth Rate *
Surgical Heart Valves	$676.1	$676.9	$(0.8)	(0.1)%	$(13.2)	$663.7	1.9%
Cardiac Surgery Systems	111.4	107.5	3.9	3.6%	(2.1)	105.4	5.7%
Total Surgical Heart Valve Therapy	787.5	784.4	3.1	0.4%	(15.3)	769.1	2.4%
Transcatheter Heart Valves	552.1	333.8	218.3	65.4%	(16.7)	317.1	74.1%
Critical Care	508.4	508.3	0.1	0.0%	(9.4)	498.9	1.9%
Vascular	51.6	52.1	(0.5)	(1.1)%	(1.0)	51.1	1.0%
Total Critical Care	560.0	560.4	(0.4)	(0.1)%	(10.4)	550.0	1.8%
Total Sales	$1,899.6	$1,678.6	$221.0	13.2%	$(42.4)	$1,636.2	16.2%

Sales by Region (QTD)	4Q 2012	4Q 2011	Change	GAAP Growth Rate*
United States	$224.9	$154.7	$70.2	45.5%
Europe	142.6	143.7	(1.1)	(0.8)%
Japan	79.2	76.8	2.4	3.0%
Rest of World	63.8	55.0	8.8	16.0%
International	285.6	275.5	10.1	3.6%
Total	$510.5	$430.2	$80.3	18.7%

Sales by Region (YTD)	YTD 4Q 2012	YTD 4Q 2011	Change	GAAP Growth Rate*
United States	$812.1	$605.6	$206.5	34.1%
Europe	559.7	574.0	(14.3)	(2.5)%
Japan	294.1	283.7	10.4	3.7%
Rest of World	233.7	215.3	18.4	8.5%
International	1,087.5	1,073.0	14.5	1.3%
Total	$1,899.6	$1,678.6	$221.0	13.2%

* Numbers may not calculate due to rounding.